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                                                                 EXHIBIT  10.1.1

                      AMENDMENT 1 TO THE TRANSFER AGREEMENT
                        BETWEEN UCAR CARBON COMPANY INC.
                            AND UCAR GRAPH-TECH INC.

The Transfer Agreement is hereby amended, in accordance with the following.

1. The second paragraph of Section 4.1 of Article 4 is hereby amended to read in its entirety as follows:

             "Transferee and its participating subsidiaries hereby agree to be, and from and after the Closing shall continue to be, (i) jointly and severally liable with Transferor and its other participating subsidiaries and affiliates for all benefits owed to participants under the Program and the Plan and (2) except as otherwise expressly provided in the Services Agreement, solely liable and responsible for all benefits owed to its employees and retirees, and their beneficiaries, under such plans. The parties agree that all employees of Transferor who retired from the Business after February 25, 1991 (approximately 20 employees), and employees of Transferee and its subsidiaries (including the Employees) who retire after the Closing, shall be considered retirees of Transferee for all purposes (including, but not limited to, funding obligations and administration of benefits) under the Program, the Plan and such plans."

Date: July 14, 2000